                  WENDY'S INTERNATIONAL, INC. AND SUBSIDIARIES
                                   EXHIBIT 11
                   COMPUTATION OF NET INCOME PER COMMON SHARE

                                                                   (In thousands, except per share data)
                                                                     QUARTER ENDED             QUARTER ENDED
                                                                       MARCH 31                   APRIL 2
                                                                         1996                      1995
                                                                        ------                    -----


Weighted average number
   of common shares outstanding                                         103,981                     101,735
   Shares issuable pursuant to employee stock option
       plans less shares assumed repurchased at the
       average market price                                               2,760                       2,686
   Shares issuable upon conversion of exchangeable
       shares                                                            16,450                      16,450
                                                                      ---------                   ---------
Number of shares for computation of
   primary earnings per share                                           123,191                     120,871
   Add net additional shares issuable pursuant to
       employee stock option plans at period-end
       market price                                                           2                         127
   Add additional shares issuable
       assuming conversion of
       subordinated debentures                                            8,026                       8,130
                                                                      ---------                   ---------
Number of shares for computation of
   fully diluted earnings per share                                     131,219                     129,128
                                                                       ========                    ========

Net income for computation of primary
   earnings per share                                                  $ 19,454                    $ 15,636
   Add savings on assumed dilutive conversion
     of subordinated debentures net of tax                                1,014                       1,139
                                                                     ----------                  ----------
Net income for computation of fully diluted
   earnings per share                                                  $ 20,468                    $ 16,775
                                                                       ========                    ========
Net income per share:
   Assuming primary dilution                                               $.16                        $.13
                                                                           ====                        ====

   Assuming full dilution                                                  $.16                        $.13
                                                                           ====                        ====


                                     - 34 -